PROSPECTUS DATED JUNE 1, 1998                       PRICING SUPPLEMENT NO. 1 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-53499
DATED OCTOBER 30, 1998                                         JANUARY 11, 1999
                                                                 RULE 424(b)(3)

                      DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


Principal Amount:         $25,000,000                Optional Conversion:             N/A

Price To Public:          100.00%                    Notice Date:                     N/A
Underwriting Discount:      0.25000%
Proceeds To Issuer:        99.75%                    Conversion Date:                 N/A

Settlement Date           January 14, 1999           Interest Rate:                   N/A
(Original Issue Date):

Specified Currency:       US Dollars                 Day Count:                       N/A

Authorized Denomination:  $1,000                     Interest Payment Dates:          N/A

Maturity Date:            January 15, 2001           First Payment:                   N/A

Interest Rate:            3 M Libor + 52 bp          Optional Repayment Date:         Non-Call/Life
    First Coupon:         5.58031%
    Last Coupon:          3 M Libor + 52 bp          Initial Redemption Date:         N/A

Day Count:                Actual/360                 Initial Redemption               N/A
                                                     Percentage:

Interest Payment Dates:   Quarterly                  Annual Redemption                N/A
Interest Reset Dates:     15th of Jan, Apr,          Percentage Reduction:
                          July, Oct

Interest Determination    2 London Business days     Book Entry Note or               B/E
Date:                     prior to Interest Reset    Certificated Note:
                          Date

First Payment:            April 15, 1999             Total Amount of OID:             N/A

                                                     CUSIP:                           25766CAT1


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION